Exhibit 28(d) (8)

Schedule A

The Adviser hereby agrees to waive advisory fees and reimburse expenses to the extent necessary to maintain Total Annual Operating Expenses at the following levels:

Total Annual Operating Expenses

Class AAA	Class A	Class C	Class I
1.70%	1.70%	2.45%	1.45%

Amended on December 1, 2012